Exhibit 99.1

LPL Financial

For Immediate Release

Media Contacts:
Kristen Crofoot	Kandis Bates
Financial Dynamics	LPL Financial
212-850-5692	704-733-3477
Kristen.Crofoot@fd.com	Kandis.Bates@LPL.com

Robert Moore Appointed Chief Financial Officer of LPL Financial

Former CEO and CFO of ABN AMRO North America and LaSalle Bank Corporation

Joins Executive Team

Boston, MA (August 14, 2008): LPL Financial Corporation (“LPL Financial”) today announced the appointment of Robert Moore as chief financial officer, succeeding Bill Maher.

Based in San Diego, California, Mr. Moore, 46, will assume his new post on September 2 and will report to chairman and CEO Mark Casady.  Mr. Moore joins LPL Financial with more than 20 years of financial, management, and C-suite experience, most recently from ABN AMRO North America and LaSalle Bank Corporation, where he served as chief financial officer and chief executive officer. In his role as CEO, Mr. Moore led ABN AMRO’s North America business unit, which includes U.S.-based LaSalle Bank. During his tenure, he drove the North America business unit to its best historical financial performance and set a new direction for LaSalle Bank that focused on optimal revenue-generating activities, enhanced quality of earnings, reduced expenses, and decreased capital consumption.

“Robert’s extensive background guiding the financial management of leading corporations makes him well suited not only to manage our firm’s finances, but also to assist in charting the strategic direction for our business,” said Mark Casady. “His leadership will play a key role in the continued growth and evolution of LPL Financial.”

“What attracted me to LPL Financial was the opportunity to be part of an organization with such a clear vision and a business model that is engineered for growth and success with its customers.” said Mr. Moore.  “I am excited to join such a dynamic and innovative firm.  This company has an exceptionally bright future and I am thrilled to become a member of the management team of an industry leading business.”

Prior to ABN AMRO, Mr. Moore held senior positions at UK-based Diageo PLC since 2001, ultimately culminating in the role of chief financial officer of the company’s

European operations.  Previous positions include group senior vice president, North America, for ABN AMRO; senior executive vice president for Duff and Phelps Investment Management; and a range of portfolio, treasury, and trust management positions for Harris Investment Management, Ford Motor Company, and Northern Trust.

Mr. Moore holds a Bachelor of Business Administration in finance from the University of Texas, a Master of Management from Northwestern University, and has attended the Harvard Business School Executive Management Program. He is also a Chartered Financial Analyst.

About LPL Financial

LPL Financial is one of the nation’s leading financial services companies and largest independent broker/dealer(1).   Headquartered in Boston, San Diego, and Charlotte, LPL Financial and its affiliates offer industry-leading technology, training, service, and unbiased research to 11,422 financial advisors, 752 financial institutions, and over 4,000 institutional clearing and technology subscribers.  LPL Financial has $275 billion in assets under management as of June 30, 2008.

LPL Financial and its nearly 3,000 employees serve financial advisors through Independent Advisor Services, supporting financial advisors at all career stages; Institution Services, focusing on the needs of advisors and program managers in banks and credit unions; and Custom Clearing Services, working with broker/dealers at leading financial services companies. In 2008, LPL Financial celebrates its fortieth year of helping financial advisors deliver quality investment advice.

For additional information about LPL Financial, visit www.lpl.com.

(1) As reported in Financial Planning magazine, June 1996-2008, based on total revenue